Exhibit 3.1.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:09 AM 11/22/2004
FILED 10:39 AM 11/22/2004
SRV 040840227 - 3606302 FILE

Certificate of Amendment to Certificate of Formation

of

ASSET DIRECT MORTGAGE, LLC

It is hereby certified that:

1. The name of the limited liability company (hereinafter called the “limited liability company”) is:

ASSET DIRECT MORTGAGE, LLC

2. The certificate of formation of the limited liability company is hereby amended by striking out the statement relating to the limited liability company’s registered agent and registered office and by substituting in lieu thereof the following new statement:

“The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.”

Executed on November 17, 2004

/s/ Paul M. Mendlik
Name:	Paul M. Mendlik
Title:	Authorized Person

CERTIFICATE OF FORMATION

OF

ASSET DIRECT MORTGAGE, LLC

1. The name of the limited liability company is Asset Direct Mortgage, LLC.

2. The address of the registered office of the limited liability company in Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, DE 19801. The name and address of the registered agent of the limited liability company in Delaware are The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, DE 19801.

WITNESS the execution of this Certificate by the undersigned authorized person on the 23rd day of December, 2002.

/s/ Denise McSpadden
Denise McSpadden, authorized person

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 12/23/2002
020792393 - 3606302